Exhibit 99.2

CONSENT OF PERSON TO BE NAMED DIRECTOR

Waypoint Homes Realty Trust, Inc. (the “Company”) intends to file a Registration Statement on Form S-11 (together with any amendments or supplements, the “Registration Statement”) registering its shares of common stock for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a person who has agreed to serve as a director of the Company beginning immediately after the closing of the offering.

Dated: June 17, 2013

/s/ Hoon Cho
Hoon Cho